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                                                        EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                             INVESTOR AND MEDIA
                                                  CONTACT:  Pamela Marsh
                                                            (626) 535-8465


              INDYMAC ANNOUNCES AGREEMENT TO ACQUIRE SGV BANCORP

      --Executing Strategic Plan to Become Full Service Consumer Banker-- --Expects ROE to Outperform Sector due to Mortgage Banking and Internet
                                  Emphasis--

PASADENA, Calif., July 13, 1999-- IndyMac Mortgage Holdings, Inc. (IndyMac, NYSE:NDE) today announced that, in connection with its recently announced plans to convert from a real estate investment trust (REIT) to a taxable growth oriented depository institution, it has signed a definitive agreement to acquire SGV Bancorp (NASDAQ: SGVB), the holding company for First Federal Savings and Loan Association of San Gabriel Valley.

"We are pleased to have reached agreement with an institution that provides significant synergies to our own operations, both in terms of geographic location and product menu," commented Michael W. Perry, Chief Executive Officer of IndyMac. "SGVB also provides us with the solid platform we are seeking to enable us to move forward with our plan to strengthen and diversify the funding sources for IndyMac and to become a premier financial services entity. We believe the conversion from a REIT to a full service consumer banker provides an enhanced opportunity for our shareholders," continued Mr. Perry.

SGVB is a Southern California-based, savings and loan holding company with $324 million in deposits, eight branches and $465 million of assets comprised primarily of single-family residential mortgages and related investments through its federally chartered savings and loan subsidiary. Additionally, following the completion by SGVB of a deposit acquisition anticipated to close in the next month, SGVB expects to increase the deposit base to approximately $375 million in 27,000 accounts and will add one additional branch. "SGVB has a quality group of dedicated employees serving customers in the Southern California area. We are looking forward to working with this new group of employees to serve the financial needs of consumers," stated Mr. Perry.

"SGVB has been providing quality financial products and customer service to Californians since 1936. We are excited about the opportunities this new direction provides to our customers, including the capital and resources that IndyMac will bring to our business and we are eager to work with IndyMac as we progress with the transaction to ensure a smooth transition process," commented Barrett Andersen, President and Chief Executive Officer of SGVB.

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IndyMac will acquire SGVB in a cash purchase transaction for $25.00 per share, or $62.5 million, for all of the SGVB shares outstanding or subject to option. This price is subject to adjustment as a result of changes in the value of certain assets and liabilities of SGVB. In no event will the purchase price per share, based on these adjustments, be reduced below $22.50 per share or increased above $27.50 per share. The acquisition will be structured so that IndyMac and all of its assets and liabilities will be merged into the savings and loan holding company, which will be the surviving corporation and will be renamed IndyMac and trade on the NYSE, with substantially all IndyMac's assets and liabilities dropping down to the operating thrift subsidiary. This subsidiary may, for a period of time, retain the name First Federal Savings and Loan Association of San Gabriel Valley for branch customers, but will ultimately be known as IndyMac Bank. Following the closing of the transaction, IndyMac will, in effect, cease to operate as a REIT and will become a taxable depository institution.

The benefits of the transaction to IndyMac include the following: (1) a lower cost, more stable and diverse funding base, (2) the ability to retain earnings to effectively support growth in IndyMac's value-added lending businesses, (3) the ability to increase leverage similar to other depository institutions, well above the current approximate 4:1 ratio as of June 30, 1999, and (4) additional loan production and marketing opportunities. Over the long term, these benefits are expected to more than compensate for future tax obligations and to provide greater returns to shareholders. IndyMac plans to maintain capital at levels well in excess of the regulatory requirements for a well-capitalized institution for at least the first three years as a depository. Depending on capital requirements and regulatory input, the Company also anticipates that there will be sufficient excess capital that may be used to support a share repurchase program.

From a financial perspective, IndyMac expects that, during the initial transition year, after regulatory approval is obtained, earnings will be within the range of $1.20 to $1.40 per share as IndyMac works to properly structure its assets and liabilities as a depository institution. During its second and third years of operation as a depository institution, IndyMac expects to increase earnings per share in the 20% to 30% per year range and improve return on equity to as high as 20% by the end of the third year. "We plan to capitalize on our strengths as a California-based company with proprietary risk-based pricing technology, an Internet presence and the ability, as a major mortgage banker, to turn our assets frequently, to place IndyMac among the highest performing depository institutions in the country in terms of return on equity and earnings per share growth," added Mr. Perry.

IndyMac initially began to explore options with respect to the acquisition of a depository institution earlier this year in connection with its plan to further diversify the funding sources available to the Company. As a REIT built around high growth, value-added businesses, IndyMac has since 1993

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provided shareholders strong returns through a combination of dividend yields and capital appreciation. However, IndyMac has now reached the stage where it has become difficult to grow quickly without the ability to retain earnings. The savings and loan platform is intrinsically appealing because IndyMac, as a value-added home lender, is fundamentally in the same core business as a savings and loan association. As a result, management and the board of directors determined that it was in the best interest of the Company and its shareholders to convert to a federal depository institution at this time.

The acquisition of SGVB, with a strong core deposit base, provides a unique opportunity to enhance IndyMac's growth strategy by adding a retail branch presence in Southern California and a nationwide reach through capitalizing on IndyMac's/LoanWorks(R)' proven Internet and telemarketing capabilities. Additionally, SGVB offers products that directly complement IndyMac's current product menu in the consumer financial arena, such as deposit products, credit cards and home equity lines of credit, which in turn will afford IndyMac new branding and cross-marketing opportunities.

IndyMac plans to strategically align its business structure in order to take full advantage of its new banking capabilities. IndyMac Bank will utilize three primary channels to generate assets and deposits: (1) consumer-direct marketing, via LoanWorks and LoanWorks.com (prime brand), LoanTown(R) and LoanTown.com (subprime brand) and LoanWorks Servicing for mortgages, and consumer-direct marketing via IndyMac Bank for deposits and ancillary banking products, (2) business-to-business marketing to consumers through intermediaries such as mortgage brokers via IndyMac's third party lending using e-MITS(R) (including through loan programs offered by Warehouse Lending Corporation of America) and (3) commercial marketing via IndyMac Commercial for subdivision and residential consumer construction. "We believe our consumer-direct brand marketing efforts in particular will be enhanced by SGVB's retail branches, and we plan to include Internet banking services in each branch as well as links to our Irvine telemarketing group to offer our consumer loan products," commented Mr. Perry.

"Additionally, with considerable expertise in Internet lending today, we believe we can immediately utilize our technological strengths to be competitive in deposit gathering both via the Internet and through our Irvine telemarketing group on a nationwide basis to support our plans for deposit growth. With 27,000 deposit accounts aggregating $375 million, IndyMac will be similar in terms of deposit size to Net.B@nk, Inc., which is one of the larger FDIC-insured banks operating primarily on the Internet. However, IndyMac will be significantly larger in terms of overall asset size with superior asset generation capability and a lower cost of funds," added Mr. Perry.

"As a California-based financial institution, IndyMac Bank will have intrinsic competitive advantages in the large California market. According to the California State Treasurer's office, during the next 20

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years, California is going to add 12 million residents and 4 million households.
Moreover, in the Los Angeles Times Business Section on Sunday July 11, 1999, the
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featured article noted the fact that Southern Californians are getting increasingly frustrated with the level of service being provided by one of the major out-of-state based financial institutions remaining in California after the merger activity of recent years. We intend to exploit the fact that consumers will have a strong California-based financial institution to bank with," commented Mr. Perry.

The acquisition is subject to Office of Thrift Supervision (OTS) approval as well as approval by the shareholders of both IndyMac and SGVB. An application will be promptly filed for a change of control with the OTS, and it is anticipated that the OTS review process will take six to nine months, with approval expected in the first half of next year. In the meantime, IndyMac and SGVB will each hold a special meeting for their respective shareholders during the latter part of 1999 to request their separate approvals of the transaction. IndyMac will also file requisite documents with the Securities and Exchange Commission and the New York Stock Exchange and seek the approval of creditors, including the Company's unsecured creditors, and other necessary parties.

With $4.4 billion in assets and nearly $900 million in capital, IndyMac is one of the nation's leading mortgage lenders, primarily originating or acquiring prime, non-conforming and jumbo home loans. Through its other affiliates, IndyMac offers a variety of lending programs for mortgage brokers and bankers, construction and permanent mortgage financing programs for builders and developers, including short-term revolving financing and lines of credit for residential construction, in addition to providing revolving warehouse lines of credit to small-to-mid-sized mortgage bankers and mortgage brokers, and financing for manufactured housing, home improvement and subprime mortgage loans. The Company would expect to continue to conduct these core business activities following the acquisition. More information about IndyMac and its affiliates can be found at www.indymac.com.
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On Wednesday July 21, 1999, at 8:00 A.M. Pacific Time, Michael W. Perry, Chief
Executive Officer, will host a conference call to discuss the second quarter earnings. At that time he will also address the status of the acquisition of SGVB, followed by a question and answer session.



To participate on the call:

 .  The dial-in number is (800) 946-0705, confirmation #730719
 .  The replay number is (888) 203-1112, confirmation #730719

To participate on the call, please RSVP by July 20 at (800) 289-0579.

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It is recommended that those wishing to participate on the call dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning three hours after the call on July 21 and continue through midnight on July 28, 1999.

The Agreement and Plan of Merger will be filed with the SEC on a Form 8-K today.



Forward-Looking Statements
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Certain statements contained in this news release may be deemed to be forward-
looking statements within the meaning of the federal securities laws. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions, the level and volatility of interest rates, the actions undertaken by both current and potential new competitors, the availability of funds from IndyMac's lenders to fund future mortgage loan originations or portfolio investments, the impact of current, pending or future legislation and regulations, the timing and uncertainty of the regulatory approval process, the timing and uncertainty related to other consents and approvals which may be required, the changing nature of the Company's business, and other risk factors outlined in the reports that IndyMac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its report on Form 8-K, to be filed with the SEC today.






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